Exhibit A

(As of January 15, 2021)

Funds	Effective Date
First Trust Dow Jones Select MicroCap Indexsm Fund	September 24, 2005
First Trust Morningstar® Dividend Leaderssm Index Fund	March 15, 2006
First Trust NASDAQ-100 Equal Weighted Indexsm Fund	April 25, 2006
First Trust NASDAQ-100-Technology Sector Indexsm Fund	April 25, 2006
First Trust US Equity Opportunities ETF (was US IPO Fund)	April 13, 2006
First Trust NYSE Arca Biotechnology Index Fund	June 23, 2006
First Trust Dow Jones Internet IndexSM Fund	June 23, 2006
First Trust Capital Strength ETF	July 11, 2006
First Trust Total US Market AlphaDEX ETF	October 13, 2006
First Trust Value Line® Dividend Index Fund	October 13, 2006
First Trust NASDAQ-100 Ex-Technology Sector IndexSM Fund	February 14, 2007
First Trust NASDAQ® Clean Edge® Green Energy Index Fund	February 14, 2007
First Trust S&P REIT Index Fund	May 4, 2007
First Trust Natural Gas ETF	May 7, 2007
First Trust Water ETF	May 7, 2007
First Trust Chindia ETF	May 7, 2007
First Trust Value Line® 100 Exchange-Traded Fund	March 21, 2007
First Trust NASDAQ ABA Community Bank Index Fund	June 1, 2009
First Trust Dorsey Wright People’s Portfolio ETF (was VIXH)	August 1, 2012
First Trust Dow 30 Equal Weight ETF	July 20, 2017
First Trust Lunt U.S. Factor Rotation ETF	July 20, 2018
FT Cboe Vest Gold Strategy Quarterly Buffer ETF	January 15, 2021